Exhibit 5.1

August 29, 2024

Imunon, Inc.

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Ladies and Gentlemen:

We have acted as counsel to Imunon, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to which the Company is registering for issuance under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 24,750 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), which includes (a) 20,500 shares of Common Stock issuable upon the exercise of non-qualified stock options granted to employees of the Company as an inducement material to their acceptance of employment with the Company and (b) 4,250 shares of Common Stock issuable upon the vesting of restricted stock awards granted to employees of the Company as an inducement material to their acceptance of employment with the Company. This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws, each as currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copies, and the truth and correctness of any representations and warranties contained therein.

Based upon the foregoing, and subject to the assumptions and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. We are members of the bar of the Commonwealth of Massachusetts. We do not express any opinion herein on any laws other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP